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                                                                   Exhibit 99.1

                                                      Sabine River Holding Corp.
                                                             1801 S. Gulfway Dr.
                                                           Port Arthur, TX 77641

NEWS RELEASE


 SABINE RIVER HOLDING CORP. RECEIVES REQUISITE CONSENTS IN CONSENT SOLICITATION
                      RELATING TO PORT ARTHUR FINANCE CORP.
                              12 1/2% SENIOR NOTES

     OLD GREENWICH, Connecticut, May 30, 2002--Sabine River Holding Corp., a 90 percent owned subsidiary of Premcor Inc. (NYSE:PCO), today announced that its subsidiaries, Port Arthur Finance Corp. and Port Arthur Coker Company, received valid consents representing 97% of the aggregate principal amount of the outstanding Port Arthur Finance Corp. 12 1/2% Senior Notes due 2009 in connection with a consent solicitation that expired yesterday relating to the Notes. Holders who delivered their consents on or prior to the expiration time will receive a consent fee of $20 per $1,000 principal amount of the Notes. The closing of the consent and the related restructuring discussed below and the payment of the consent fee is expected to occur on or about June 5, 2002.

     The consents allow for a series of proposed amendments to the financing and security documents under which the notes were issued. The amendments will facilitate a restructuring that would, among other things, permit the prepayment of $221.4 million of Port Arthur Finance Corp.'s existing bank debt and result in Sabine River Holding Corp. and its subsidiary companies becoming wholly owned direct or indirect subsidiaries of The Premcor Refining Group Inc., a wholly owned indirect subsidiary of Premcor Inc. Upon the amendments becoming effective on closing, The Premcor Refining Group Inc. will fully and unconditionally guarantee the payment obligations under the Port Arthur Finance Corp. 12 1/2% Senior Notes.

     The consent solicitation is conditioned upon the satisfaction or waiver of certain other conditions, all of which are expected to be satisfied prior to closing. As required, the rating agencies have reaffirmed their credit ratings of the 12 1/2% Senior Notes after giving effect to the proposed amendments and restructuring.

     The Premcor Refining Group Inc. guarantee referred to above has not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Sabine River Holding Corp., through its wholly-owned subsidiary, Port Arthur Coker Company L.P., owns and operates a heavy oil processing facility that includes a new 80,000 barrels per day, or bpd, delayed coking unit, a 35,000 bpd hydrocracker unit, and a 417 long tons per day sulfur complex. The facility is operated in conjunction with the refining assets of the company's affiliate, The Premcor Refining Group Inc., at its Port Arthur, Texas refinery.

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Contacts:
Sabine River Holding Corp.
Joe Watson, (314) 854-9889
Karen Davis, (314) 854-1424

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